CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the CPI Aerostructures Incorporated Third Quarter 2010 Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Edward Fred, President and Chief Executive Officer for CPI Aerostructures Incorporated. Thank you, Mr. Fred. You may now begin.

Edward Fred, President and Chief Executive Officer

Thank you, Rob. Good morning and thank you all for joining us for our third quarter 2010 conference call. If you need a copy of the press release issued this morning, please contact Lena Cati of The Equity Group at 212-836-9611, and she will fax or e-mail a copy to you. Also, if you would like to listen to this call again, you can hear a replay on our website’s Investor Relations section in about an hour at www.cpiaero.com.

Before we get started, I want to remind investors that this conference call will contain forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results. Included in these risks are the government’s ability to terminate their contracts with us at any time, the government’s ability to reduce or modify its contracts if its requirements or budgetary constraints change, the government’s right to suspend or bar us from doing business with them, as well as competition in the bidding process for both government and subcontracting contracts.

Our subcontracting customers also have the ability to terminate their contracts with us if we fail to meet the requirements of those contracts or if their customer reduces or modifies its contracts to them due to budgetary constraints. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statement contained in this conference call. Additional information concerning these and other risks can be found in our filings with the SEC.

This morning, I will give you a brief overview of our first nine months results. I will then hand the call over to Vince Palazzolo, our CFO, so he can walk you through the quarter’s financial statement details.

As reported earlier this morning, for the first nine months of 2010 revenue was approximately $36,526,000 compared to approximately $31,045,000 in the first months – first nine months of 2009, an increase of approximately 18%. Pre-tax income was approximately $5,301,000 compared to pre-tax income of approximately $3,575,000 for the same period last year.

Net income for the first nine months of 2010 was approximately $3,495,000 or $0.53 per diluted share, compared to net income of approximately $2,359,000 or $0.38 per diluted share for the same period last year.

Selling, general, and administrative expenses for the first nine months of 2010 were approximately $4,052,000 or 11.1% of revenue compared to approximately $3,689,000 or 11.9% of revenue for the same period of 2009.

So with that prelude, I will now hand the call over to Vince Palazzolo, our CFO, so he can walk you through the quarter’s financial statement details. Then I will comment on the current business environment, our guidance for the remainder of 2010, as well as 2011 and 2012, and then briefly wrap things up and open the call to questions. Vince?

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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Vincent Palazzolo, Chief Financial Officer
Thanks, Ed. As reported in this morning’s press release, comparing the third quarter of 2010 to the third quarter of 2009, revenue increased 31% to $12,976,084 from $9,916,357. Gross margin was 26% both periods. Pre-tax income increased 60% to $2,171,363 compared to $1,358,662.

Net income increased 51% to $1,429,363 or $0.21 per diluted share compared to $944,662 or $0.15 per diluted share. Selling, general, and administrative expenses were approximately $1,181,000 or 9.1% of revenue compared to approximately $1,144,000 or 11.5% of revenue in 2009.

At this point, let me hand the call back over to Ed for an overview of the business.

Edward Fred, President and Chief Executive Officer

Thanks, Vince. As Vince just reported, the gross margin for the third quarter of 2010 was the same as that of the prior year’s third quarter. We expect that quarterly ebbs and flows in our gross margin will continue as our new programs progress, but we arrived at our 2010 guidance based on a 24% to 26% gross margin range and expect to end up in that range. New orders through November 5th of 2010 were at a record high $57.7 million, significantly higher than the $17.5 million reported this time last year.

As I stated during last quarter’s call, this award growth was driven in part by the fact that we received the expected follow-on releases on all three of our major subcontracting programs; the A-10, the E-2D and the G650. These releases take us out into the 2012 timeframe and give us a predictable revenue stream, which has allowed me to issue the 2012 guidance reported this morning. There is also a real business potential from the approximately $384 million worth of unawarded solicitations outstanding, once these programs are funded and/or awarded.

In the past several years, our reputation has been elevated in our industry, thanks to our impressive list of customers, the success we’ve experienced on the important programs that we’re working on, and exposure we’ve had and the contacts we’ve made at various aerospace and defense institutional investment conferences.

We are now in the midst of establishing relationships with additional prime manufacturers, including other helicopter and business private jet companies, who come to recognize CPI Aero as a premier supplier of aircraft structure. Among the unawarded bids outstanding are contract opportunities with these potential customers. We look forward to reporting on our progress of turning solicitations with these prospects into awards and contracts in the future.

As previously announced, based on the visibility we currently have, we project that 2010 revenue will be in the range of $49 million to $51 million with resulting net income in the range of $4.6 million to $4.8 million.

It is our expectation that our three major long-term production programs, again; the A-10, the E-2D and 6 – and G650, will be in full scale production and generating consistent revenue during 2011, and we therefore project that 2011 revenue will be in the range of $78 million to $81 million with the resulting net income in the range of $9.2 million to $9.5 million.

Additionally, we currently estimate that the 2012 revenues should be in the range of $88 million to $91 million with resulting net income in the range of $11 million to $12 million.

In early April, we completed a registered direct offering and raised $3.5 million in net proceeds through the sale of 500,000 shares of our common stock. Through this offering, we’ve strengthened our financial position in preparation for continued growth and enhanced the potential liquidity of our

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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stock. CPI’s future has never been brighter and we will continue to get that message out to the investment community as often as possible.

CPI participated in the D.A. Davidson Aerospace & Industrials Conference on Tuesday, and as most of you know, a forth sell-side firm, Sidoti, initiated research coverage on us in their initial Micro-Cap Research product. We are proud to report that Sidoti gave us the highest ranking in the nine companies that appeared in their first report. Sidoti joins Roth Capital, Stonegate Securities, and CapStone Investments as firms that currently cover CPI Aero. So our efforts to get the message out and increase investment community awareness of CPI are obviously having a significant impact.

Lastly, we just announced that Sikorsky Aircraft Corp., a subsidiary of United Technologies Corp. has awarded us its Supplier Gold status. UTC’s Supplier Gold program recognizes superior performance in quality, delivery, lean manufacturing, and customer satisfaction. I think it’s important to point out here that this award is a highly exclusive recognition, as CPI is now one of only nine suppliers in the entire Sikorsky worldwide vendor base that has received this designation. We are  one of only two structural suppliers to achieve this level and the only one in North America. So this puts us in some very select company.

Before closing, I would like to thank all of our shareholders for your continued support of CPI Aero and I assure you that the management team and your Board of Directors are working diligently to continue this profitable growth and reach our full potential as the world’s premier small business supplier of aircraft structure.

And I would be remiss if I didn’t once again thank the CPI management team for sharing my vision of where we can take this company, but more importantly for making it happen. I would also like to thank all the employees of CPI Aero for executing on that vision and being an integral part in us attaining Supplier Gold as it requires a complete team effort, which you put forth. You should be very, very proud of yourself.

I look forward to the future of this company with great eagerness and anticipation of now executing on these contracts and then attaining new ones due to the quality of our work. Finally, since this is our last conference call of the year, we want to be among the first to wish to all the very best for the holiday season and for the coming year.

Now, before I open the floor to questions, we did receive a question through our IR firm, and I’ll answer that one first. It comes from Mr. Kevin Stone, and the question is, Mr. Fred, please provide some color on the possibility of another money raise, the likelihood, the timeframe, the reason.

Mr. Stone, at this time, we don’t see any need to do a money raise. There is not one anticipated. The raise we did with the Roth Capital, back in April, we feel gave us the necessary working capital to go ahead and reach the numbers that we’ve projected for 2011 and 2012. That’s not to say we would never do another one. If we won enough new contracts that required us to capitalize even further, I guess that’s the possibility. But as of now, we don’t see that at all. There is no anticipated money raise at the moment. So, I hope that answers your question. Right now, there is nothing on horizon for us to be doing anything like that.

Okay, and with that, I’d like to open the floor to questions. Rob, can you allow callers to place questions now, please?

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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[Missing Graphic Reference]QUESTION AND ANSWER SECTION

Operator:  Yes, sir. [Operator instructions] Thank you. Our first question is coming from the line Marco Rodriguez of Stonegate Securities. Please state your question, sir.

<Q – Marco Rodriguez>: Good morning, guys. Thanks for taking my questions here.

<A – Edward Fred>: No problem, Marco. How are you?

<Q – Marco Rodriguez>: I’m doing very well, and yourself?

<A – Edward Fred>: Good. Thanks.

<Q – Marco Rodriguez>: Good. I was wondering if you could provide an update on the potential bids outstanding with Sikorsky. I believe on the last call you mentioned that roughly 50% of those bids outstanding were with them. So if you can provide an update there and also any kind of color you might be able to provide in regards to timing of any of those potential bids?

<A – Edward Fred>: Okay. Their absolute number, which I reported, is about $125 million or so is still approximately the same. Obviously, we’ve had some of those solicitations in the system for quite a while yet under a year or they wouldn’t appear in that number. And with the awarding of Supplier Gold, we hope and anticipate that perhaps some of those rewards will be forthcoming in the not-too-distant future based on this new level of customer satisfaction we’ve attained, if you will. So that number is pretty much the same. Obviously, it’s a smaller percentage of the overall since the overall has gone up almost $100 million. But Sikorsky is a great customer. We would not have received this designation from them if they didn’t see us as a great supplier. So, I think there’s a lot of good things that will come down the road.

As far as the other things we have in the hopper, I really can’t talk about them too much, because they are non-public information. I’m sure my customers don’t want me speaking about the programs that they are bidding out at this moment until they are obviously awarded. But, as I said in my script, there is a lot of new potential here with companies that we’ve never done business with before, which opens the door to a variety of other things. So we are very, very pleased with what that number is right now, what it’s made up of, and the potential new customers that could come with it.

<Q – Marco Rodriguez>: Okay. And then kind of a follow-up in regard to that, the new potential customers, can you maybe classify from a high level where you kind of stand in the process of whether it’s building the relationship or actually waiting for them to hear back from some bids you’ve done? Can you kind of help me --?

<A – Edward Fred>: In some cases, it is we’re still building relationships with companies, but I’ll be honest with you. Our outstanding bids didn’t go up from 288 million last quarter, well, last time I reported them to 384 million this year without us having submitted bids and some of them are to those new potential customers. So in that case we are sitting, waiting to hear whether or not we will be in the down select, whether or not there will be investment final, or whether or not we will be simply be selected as the supplier of choice by any of these. None of these are pie-in-the-sky, these are real programs, things that are in our sweet spot and fit our core competencies. So we believe we will be very competitive about all the new stuff that we put in.

<Q – Marco Rodriguez>: Okay. Perfect. And then in regard to your 2012 guidance, can you discuss what might be your kind of main assumptions there, the potential drivers behind them? And kind of how you might see the revenues building over that year, whether it’s kind of an even spread or a little bit lumpy?

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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<A – Edward Fred>: We don’t give quarterly guidance, so I’m not going to get too specific there other than to say to you if you look back at us historically, you will see that we have a tendency just to grow quarter by quarter. This company – our first quarter is usually not as good as our second. Our second isn’t as good as our third. Yet, if you go back, our quarters tend to be better than the previous years year-over-year. So in that regard, I think that trend will continue. The drivers behind the growth at this very moment are simply the additional business on the kinds of programs we already have. I go back to anybody who is listening, my background is accounting. I’m not a marketeer, I’m not an engineer, I don’t get really carried away with making projections unless somebody can convince me that we are very, very safe in making them. So I mean, you have to assume from that that there’s a pretty solid piece of existing business in there already. Of course, there is a new business piece, but it’s not something I’m uncomfortable with. It’s something that historically we’ve always been able to achieve, so that’s why I’m comfortable with my projection.

So, I mean the growth drivers in it I think would be the same three major new programs or, I guess I can’t call them new anymore, the three major programs, G650, E-2D, and A-10, all of them still up-scheduling as we go forward. And ‘10 was an okay year for them, ‘11 is where they both, or all three, I should say, really start to kick into their production phase. ‘12 will be an even bigger production phase, ‘13 will be equal to or better. And then the programs will either start to phase out in a slow basis or there will be additional business from all of them. And then on top of that, growth can always come even in those numbers from the bids and quotes we have outstanding right now. Again, as I’ve stated at many investor conferences, my numbers don’t include massive amounts of awards from Sikorsky or massive amounts of awards from that $384 million number. So, if we were to win a significant percentage of that outstanding number, that’s upside to us. That’s stuff that we have not baked into the system, if you will. So, plenty of upside potential going forward. And from my own personal feeling, a limited amount of risk that I’m going to make my numbers. If there was any doubt in my mind, I wouldn’t go out with them.

Keep in mind, this is a company that went out with a projection in 2008 for 2009, ‘10, and ‘11, ‘09 we hit on the money, ‘10 we’re right on target, I’ve reaffirmed ‘11, probably a half dozen times already and now I’ve been comfortable enough to come out with 2012, which again how many companies are coming out with a projection for two years from now? So given all that, I think that’s what you should see as the flavor in our going forward numbers.

<Q – Marco Rodriguez>: Okay, perfect. And lastly just a couple of housekeeping items. What was the cash flow from operations, depreciation, amortization, and CapEx for the quarter?

<A – Edward Fred>: We don’t have it sitting in front of us.

<Q – Marco Rodriguez>: Okay

<A – Edward Fred>: The Q will be filed tomorrow?

<A – Vincent Palazzolo>: Tomorrow.

<A – Edward Fred>: Tomorrow, and that will all be in those numbers.

<Q – Marco Rodriguez>: Okay. Perfect. Thanks a lot, guys.

<A – Edward Fred>: Okay. Thank you.

Operator:  Thank you. Our next question is coming from the line of Rick Hoss of Roth Capital Partners. Please state your question.

<Q – Richard Hoss>: Hi. Good morning.

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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<A – Edward Fred>: Hey, Rick. How are you?

<Q – Richard Hoss>: Pretty good. Thanks.

<A – Edward Fred>: Good.

<Q – Richard Hoss>: Ed, the 100 or so sequential improvement in bookings, of that Delta, can you give us an appreciation for the percentage that has come from potential new customers?

<A – Edward Fred>: I would say to you it’s probably about 85% in that $100 million number.

<Q – Richard Hoss>: Okay. And were these bids placed prior to the awarding of Supplier Gold or was this a catalyst that we can look at to enable you to open up additional doors with potential new customers?

<A – Edward Fred>: Well, I think, actually I think, they all were submitted prior to Supplier Gold; we just got that last week. I think what it does, though, Rick, is Supplier Gold now gives us even more credibility and when people are evaluating our bids et cetera, we have something to point to that says we are about as good as it gets. We’re delivering on time, giving you 100% quality, giving you the customer satisfaction you require from us.

So while I don’t think it had any influence on how we prepared those bids, it will certainly have an influence on how those bids are reviewed by the potential customer, and of course going forward it will get named in every proposal we ever put out.

<Q – Richard Hoss>: Okay. And then as far as government prime work goes, do you have any increased visibility or additional thoughts from resumption of historic spending habits, any change there?

<A – Edward Fred>: Yeah. At this point, Rick, we are still sitting in the same boat. We haven’t seen an increase in the activity. As I tell people all the time, I mean, our competitors are friendly. We’ve known them for years and years and years. They have not seen an increase in activity. So – as of this time, I wouldn’t even dream of putting new business from or return business from that marketplace into my projections in any way, shape, or form, which again, as I just told Marco, when you see my presentation, when people see my presentation, that’s the second line item that’s in there that talks about where there’s potential growth that I have not even included in my projections.

If we ever go back to – and eventually you have to, these planes have to come home at some point. And when they do, the inspections that they’ve done on them are going to turn up obviously a variety of requirements, certainly structurally between damage and sandblasting et cetera, et cetera. And when that market opens back up again, we see no reason that CPI won’t be considered certainly the lead, or one of the two leads, in replacing these damaged structural parts. Keep in mind before the Iraq war, we were the second largest supplier of structure to the U.S. government trailing, only Lockheed Martin who was the OEM on most of them, okay.

Well, if we gain that position again, and only go back to what we were doing prior to the war, that’s $20 to $30 million worth of revenue a year that I don’t have baked into any of my projections. If it increases the way I think it would, given that this repair work really hasn’t been done for five or six years, and a lot of our competitors have dropped by the wayside because they weren’t diversified like us, they couldn’t get into subcontracting like we did, certainly not fast enough, and are no longer in that mix. I think it’s a very real possibility that when this business returns, we’re going to be a major player in it and it can have significant increases, upside increases, to the numbers we’ve got out there already.

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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<Q – Richard Hoss>: Okay. And then last question from me, gross margin I know that you’ve given the range of 24 to 26 pretty consistently, the last couple of quarters have been at the high end of that. Based on the maintenance of the net income numbers, does that imply a gross margin that would sequentially be lower? And if so, is there a particular reason for that or is this just you being conservative?

<A – Edward Fred>: Honestly, we’re being conservative. We always watch product mix to see if you might have a somewhat less profitable job contributing to revenue, et cetera. It’s very possible we’re going to hit the higher end of that range, just like it’s very possible that we’re going to hit the high end of revenue and net income range. But I think given the projections we give as a company, which most companies don’t do, ranges at least give me a little bit of room. But, do I think we’re going to end the year at 24% gross margin? No, I don’t. Absolutely not.

<Q – Richard Hoss>: Okay. Thank you, Ed.

<A – Edward Fred>: Okay. Take care, Rick.

Operator:  Thank you. Our next question is from Michael Callahan of Capstone Investments. Please state your question.

<Q – Michael Callahan>: Hi. Good morning, guys, and nice quarter.

<A – Edward Fred>: Thanks, Mike.

<Q – Michael Callahan>: I guess, my first question is really about the new bids that you guys have submitted. I know you can’t give too much detail but if you could talk in aggregate a little bit about the kind of the whole bucket that we’re looking at. Is it trending maybe a little bit more towards the commercial side or are you still seeing lot of opportunity on the defense side or, and also, maybe with these new customers that are going to be signed with the traditional business or again are you looking maybe at some commercial programs as that looks like more favorable spot in the market at least medium term?

<A – Edward Fred>: The stuff we just bid on, the mix of both commercialish, I’ll call it, and military. Going out into the future, we see the same things you had mentioned that there’s going to be an opportunity to participate a little more in the commercial arena, which we welcome the opportunity to do that. I like to keep commercial as a nice element of CPI, but I don’t want to get too heavy commercial just because it can change on a dime based on world economies, based on aircraft accidents, et cetera, et cetera. So we never want to get overly heavy in the commercial arena.

That said, we have very little commercial right now, and when I say commercial, I’m even bringing in G650 in classifying it as commercial, which it really is, it’s business executive jet. The only commercial aspect we have is the S-92 helicopter out of Sikorsky, which is used for search and rescue. I’ll call it high level governmental transportation, transportation to and from oil rigs, things like that. So we do not have much of a concentration, if you will, of commercial at all.

So while the new stuff is not highly commercial, we are looking at opportunities to get into the commercial marketplace through sub-contracting arrangements. There’s an awful lot of work out there once the primes get themselves straightened out on their aircraft and we will want to participate in some way, no doubt about it.

<Q – Michael Callahan>: Okay. Thanks. I think just kind of a follow-up then on 2012 guidance. The revenue growth assumption into 2012 decelerates substantially from 2011 and I get it, it’s  pretty far out into the future, but I guess as the same point, it almost seems like really the only thing baked into there is G650 coming up to full production. And I guess correct me if I’m wrong there,

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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but also are you anticipating maybe picking up some orders and that maybe some of the prime contracting business falling off a little bit or are you really just not counting on many orders at this point into 2012?

<A – Edward Fred>: Well, right now Mike, I’m not going to go out on a limb and predict that the items we’ve been bidding on et cetera, we’re going to win two or three huge ones. I mean that would be kind of silly on my part that to lead people to believe it’s going to be a huge number and have to back off it. The 2012 number is based on increased production as you said.

G650 will be huge that year, A10 will be higher, E-2 will be higher, some of our other programs that we’re anticipating will be higher, but it doesn’t bake in any of the large new stuff that we have the potential of winning. So, could that number go up? Absolutely. But, I guess what I’m trying to say in my projection is, if I lost pretty much everything of the large stuff I’ve got in quote right now. If I lost it all, I’m still going to do 2012’s number.

I’ll win my smaller contracts, I’ll win the stuff that I usually win, and I will get to the 2012 number. If I win one or two major programs again between now and then, that number will go up. But I don’t want to give people the impression it’s a 110 million today, and then have to come back and say oh, you know I told you guys 110 and you priced us accordingly, and now it turns out, I didn’t win what I thought I’d win so I’m only at $91 million. That doesn’t make sense to me; it’s just not my style.

The 88 to 91 is a number I am highly confident in based on the business we have in hand and the historic wins we get on a year-to-year basis. Anything big and new could make that number go up substantially.

<Q – Michael Callahan>: Okay, thanks. That’s very helpful. I guess my only 2010 question has already been asked. Thank you.

<A – Edward Fred>: Okay. Take care.

Operator:  Thank you. Our next question is coming from the line John Kohler of Oppenheimer. Please state your question, sir.

<Q – John Kohler>: Hi, Oppenheimer & Close, just to clarify.  How are you gentlemen?

<A – Edward Fred>: Good. John, how are you? I would have said it for you.

<Q – John Kohler>: Thanks. I was wondering, a lot of my questions have been answered already, but I was wondering if you can talk about discussions that you’ve had with the primes on your big three programs about getting additional business?

<A – Edward Fred>: We do that constantly. You know obviously, if you think about who we’re doing it with, Northrop Grumman is an entity all to itself. Spirit, in essence, is a lot like us.  They are major subcontractors where we’re just a subcontractor. So, they rely on their work from primes as well for the most part, be it Gulfstream, be it Boeing, et cetera. And Boeing obviously 737, 787, they are having their issues at the moment.

So, while we talk to them constantly about trying to get some of that work, and I will tell everybody, I would love to get some 737 or some 787 working here. I think they would be the right commercial programs to be on. It’s very hard to go out and get any from them when they are still having their own issues with them. So, we are in that phase, we’re there, they know who we are. They have seen the quality of the work we are doing. I have no doubt that we’ll certainly be considered when they get themselves back to where they want to be and look to offload work.

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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But right now, I’m also being logical about this. CPI is not the biggest thing on their mind right now. They are trying to get, for example, 787, they are just trying to get it to fly without having to land it in the emergency case, so.

<Q – John Kohler>: Right. Okay, so the additional work on the 650 or on A-10 are probably hinged more on extraneous factors in your capability?

<A – Edward Fred>: Exactly right.

<Q – John Kohler>: Okay. And then I know you’ve made some big leaps in the production floor. And you mentioned in one of your earlier comments about the potential return for parts and refurbishment of existing aircraft. How do you look at your ability to handle an influx of orders along those lines, if it is sizable, it’ll be smaller parts given what you have done?

<A – Edward Fred>: If we have that kind of influx. If we go back to our glory days with the U.S. Government, we were doing 30 million a year in revenue on replacement parts, on a variety of aircraft, on 100 extra contracts. The reality is we would need more space. It’s just no way around it. What’s great about our complex and our landlord is there is space available all over here, including next floor to us, where we could take the space necessary and move things in. Now whether that means I’d move that military business in there, it remains to be seen. It’s also possible that given the amount of work we would have from one of our other prime contractors and take your pick. I think A-10 program could fit, or Sikorsky, we might actually move all of one of those companies’ work to a facility next to us and designate it as their facility.

<Q – John Kohler>: All right.

<A – Edward Fred>: If it makes them more willing to give us more business so we have a facility totally dedicated to them and then that’s what we would do, and I wouldn’t hesitate to do. It’s not expensive; it would just be basically leasing space, because all of the corporate overhead, et cetera, will remain right here in this building. So it would simply be an assembly facility, which is not expensive real estate. You don’t have to do a lot to make it workable. And again, the $30 million of revenue or $20 million extra dollars of revenue, the cost of leasing space is quite insignificant.

<Q – John Kohler>: Right, okay great. Thanks so much.

<A – Edward Fred>: You’re welcome John, take care.

Operator:  Thank you. [Operator instructions]. Thank you, gentlemen we’ve next question coming from the line of Michael Potter of Monarch Capital Group. Please state your question sir.

<A – Edward Fred>: Mike, you almost disappointed me. I was wondering where you were.

<Q – Michael Potter>: Congratulations guys on a great quarter.

<A – Edward Fred>: Thank you, thank you

<Q – Michael Potter>: Just a quick question Ed. I know we have discussed it in the past. As the contracts mature, should we assume that we should be able to get further efficiencies and scale where historically we were in the low 30 on a gross margin side? Is there room for our margins to improve from their current range?

<A – Edward Fred>: Absolutely. They can improve. Will they ever get to the range they were when we were direct to the U.S. government, 32 to 35? I am not sure that’s possible given the tight competition in the non-U.S. government direct arena. That said, can it get better than 26 or 27? Yes. I think it can absolutely approach to 30s, without gap.

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
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    corrected transcript

<Q – Michael Potter>: Okay.

<A – Edward Fred>: More importantly though, I think what’s great about these programs is that because they are production programs, because they are maturing et cetera, I think where you see the growth in CPI, and where you should be looking for it honestly, is not in gross margins necessarily, but take a look at the growth in operating margins. Take a look at the fact that when we put out the projection in 2008, we projected 30 to 35% growth in revenue, but 50 to 60 in net income. And you’re seeing that develop as we produce our quarterly results.

That’s where you’re going to see it, because we can produce all of that new revenue without having to add any type of SG&A or certainly any significant SG&A. And you’re seeing that in the percentages of SG&A versus total revenue. So yes, I absolutely believe we will improve gross margins, as we go forward, but where I really look forward is improving our operating margin, which we have been doing now very successfully for the last two years.

<Q – Michael Potter>: Okay, all right, great. One other question, on the B-52 program, and I know we’re not on this, that I guess is a very, very large program to upgrade the suite of B-52s in the country, that Boeing one. It’s primarily avionics and engines, I am assuming, correct?

<A – Edward Fred>: Correct.

<Q – Michael Potter>: Is there opportunity for us on the structure for that program as well?

<A – Edward Fred>: Specifically, no at this moment. In general, yeah, I think absolutely, because again you go back to the idea that okay, you can improve the avionics, and this is the same discussion as the C-5. You can improve the avionics, you can improve the engining. Eventually, the structure has to be modified, replaced, repaired, done whatever to, and that’s where CPI is going to be available to do those things. I think the more we build our reputation with Boeing, the better opportunity we’ll have to get some of that business when it comes, and it must, because let’s face it, if you have the greatest engines in the world, the most terrific avionics, if the structure is rotting out, you don’t have an airplane that can fly. So while it’s not part of this immediate upgrade or modification that is being done on the B-52 or on the C-5 RERP, or, I’m sorry, avionics, I think both of those things are to come down the line.

<Q – Michael Potter>: So the $10.5 billion contract on the Boeing one for the B-52, none of that is structure?

<A – Edward Fred>: Very, very little. Very little.

<Q – Michael Potter>: Okay, great guys. Thanks a lot.

<A – Edward Fred>: Thanks Mike. Take care.

Operator:  Thank you. Our next question is coming from the line of Russ Silvestri of SKIRITAI Capital. Please state your question.

<Q – Russell Silvestri>: Hi, good morning Ed.

<A – Edward Fred>: Hi Russ, how are you?

<Q – Russell Silvestri>: Good. Could you give me a little idea on the, I think you mentioned a $100 million of growth with new customer, or 85% of it with new customers, in that realized value. Is there much of a use it or lose it type of budget that you might expect in the year end here?

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CPI Aerostructures, Inc.	CVU	Q3 2010 Earnings Call	Nov. 11, 2010
Company▲	Ticker▲	Event Type▲	Date▲
    corrected transcript

<A – Edward Fred>: No, not for those programs that we’re talking about. Not for what we bid on. It is not – I will be blunt – it’s not direct to the U.S. government, which means it isn’t based on, we got to get this done budgetarily before, at this point we’d have a ton of time anyway, but before September 30th. It’s not like that at all.

<Q – Russell Silvestri>: Okay. That’s all I have. Thanks.

<A – Edward Fred>: Okay. Take care.

Operator:  Thank you. Our next question is coming from Marco Rodriguez of Stonegate Securities. Please state your question.

<Q – Marco Rodriguez>: Hi, guys. A quick follow-up – in regard to the bids outstanding that you have, is there any way you kind of quantify what might be kind of like the biggest one versus other opportunities?

<A – Edward Fred>: I can’t do that because, again, these are not public bids. They have not been posted on a website, where anybody could go and bid on them. As I just said, they’re not direct to the U.S. government. If they were, I can tell you that. I can tell you what it was for and everything else, but the best I can do for you is these are prime manufacturers of aircraft, who are looking to sub out structural assemblies that hit our niche, right where we wanted to. And that we know, no matter what, we are incredibly competitive on these now. I’d like to believe we’re going to win a nice chunk of business from those, but I don’t control that completely, but we absolutely know from feedback that we are in a competitive range on all of these programs. So that is certainly good news for us.

<Q – Marco Rodriguez>: Okay. Thanks, guys.

<A – Edward Fred>: Okay.

Operator:  Thank you. Gentleman, there are no further questions at this time. I’d like turn the floor back to management for closing comments.

 Edward Fred, President and Chief Executive Officer

Okay. I just like to thank everybody for joining us for the call and we’ll -- I guess it will be a while before we talk to you again. But again, thank you all for participating.

Operator:  This concludes today’s teleconference. You may now disconnect your lines at this time. Thank you.

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